Exhibit 99.1

PACKAGING CORPORATION OF AMERICA ANNOUNCES AGREEMENT TO ACQUIRE BOISE

Lake Forest, IL, and Boise, ID, September 16, 2013 – Packaging Corporation of America (NYSE: PKG) and Boise (NYSE: BZ) today announced that they have entered into a definitive agreement under which PCA will acquire all of the outstanding common shares of Boise for $12.55 per share in cash, for an aggregate transaction value of $1.995 billion, inclusive of $714 million of outstanding indebtedness of Boise. The transaction is expected to close in the fourth quarter of 2013 with committed debt financing, but is subject to certain customary conditions and regulatory approvals.

The combined companies generated $5.5 billion in sales and $879 million in EBITDA (excluding special items) in the last twelve months ended June 30, 2013 (LTM). The combined packaging business generated 75% of sales and 83% of EBITDA over the period, with the remainder generated by Boise’s paper business.

PCA’s containerboard capacity will increase to 3.7 million tons from its current level of 2.6 million tons (a 42% increase) including the announced expansion of paper machine number 2 (D2) at Boise’s DeRidder mill. PCA’s corrugated products volume will increase by about 30% as a result of the acquisition, and PCA’s market presence will expand into the Pacific Northwest.

Synergies are estimated to generate pre-tax benefits of approximately $105 million and are expected to be fully realized within three years of closing. The synergies are projected to come from mill grade optimization, sales mix and cost reductions, lower transportation costs, corrugated products optimization, and SG&A cost reductions.

The purchase price represents a multiple of 6.7 times adjusted LTM EBITDA of $297 million (excluding special items) and including the $105 million in benefits from synergies, the purchase price represents a multiple of 5.0 times LTM EBITDA. The acquisition is expected to be accretive to earnings immediately.

PCA Executive Chairman Paul Stecko said, “The acquisition is an excellent fit, both geographically and strategically, with unique and substantial synergies. It provides the containerboard that PCA needs to support our strong corrugated products growth. The DeRidder containerboard mill is low cost, located in a very good wood basket and, after the D2 machine conversion, provides almost one million tons of primarily lightweight containerboard. The combined company is expected to generate strong financial results and strong cash flow which will be used to pay down debt as well as to continue to return value to our shareholders.”

PCA Chief Executive Officer Mark Kowlzan added, “This acquisition allows us to apply our operating and sales expertise across a much larger system and provides significant growth potential. We look forward to working with the employees of Boise as we integrate our businesses. I am confident, that together, we will achieve significant operating benefits.”

Boise Board Chair Carl Albert said, “Our Board and management team have thoroughly evaluated a broad range of strategic options for Boise, and we believe this transaction is the best way to maximize value for our shareholders.”

Boise Chief Executive Officer Alexander Toeldte said, “PCA’s desire to acquire Boise is a testament to the performance delivered and dedication shown by our employees in our five years as a public company, and the value we have created in a very challenging economic environment. We have been committed to serving our customers with distinction and this transaction will enhance opportunities for even stronger customer service.”

Under the terms of the definitive agreement, an affiliate of PCA is required to commence a tender offer to acquire all outstanding shares of Boise’s common stock for $12.55 per share in cash. The boards of directors of both Boise and PCA have unanimously approved the agreement. Boise’s board of directors expects to recommend that shareholders tender their shares into the offer once it is launched. The tender offer is required to be commenced within 10 calendar days and to remain open for at least 20 business days after launch. Any shares not tendered in the offer will be acquired in a second step merger at the same cash price as in the tender offer.

BofA Merrill Lynch acted as exclusive financial advisor to PCA and provided committed financing for the transaction. J.P. Morgan Securities LLC acted as exclusive financial advisor to Boise. Mayer Brown LLP acted as legal counsel to PCA, and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Boise.

Conference Call to Discuss Transaction

Paul T. Stecko, PCA’s Executive Chairman, Mark Kowlzan, PCA’s Chief Executive Officer, and Rick West, PCA’s Chief Financial Officer, will discuss the transaction during a conference call on September 16, 2013 at 8:30am EDT.

Conference Call Information:

WHAT:	Conference Call: PCA’s Acquisition of Boise

WHEN:	Monday, September 16, 2013
8:30am Eastern Time

NUMBER:	(866) 655-9758 (U.S. and Canada) or (973) 935-8718 (International)
Dial in by 8:15 a.m. Eastern Time
Conference Call Leader: Paul Stecko

PASSCODE:	64775457

WEBCAST:	http://www.packagingcorp.com

Overview of PCA

Headquartered in Lake Forest, IL, PCA (NYSE: PKG) is the fourth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.8 billion in 2012. PCA operates four paper mills and 71 corrugated product plants in 26 states across the country.

Overview of Boise

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise’s range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise’s paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers.

Tender Offer

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Boise’s common stock described in this news release has not commenced. At the time the tender offer is commenced, PCA will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) and Boise will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Boise’s stockholders at no expense to them by the information agent for the tender offer, which will be announced. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Forward Looking Statements

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the receipt of regulatory approvals for the transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; the failure to realize, or delays in realizing, synergies and cost-savings from the transaction; increases in interest rates; the impact of general economic conditions and condition in the industries in which we operate, including competition, product demand and product pricing, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Non-GAAP measures used in this press release are reconciled to the most comparable measure reported in accordance with GAAP in the schedules to this press release.

PCA CONTACT:	BOISE CONTACT:
Barbara Sessions	Greg Jones
Packaging Corporation of America	Boise Inc.
INVESTOR RELATIONS: (877) 454-2509	INVESTOR RELATIONS: (208) 384-7141
PCA’s Website: www.packagingcorp.com	Boise’s Website: www.boiseinc.com

Packaging Corporation of America

Reconciliation of Non-GAAP Financial Measures (1)

Unaudited

	Twelve Months Ended June 30, 2013
	PCA	Boise
(in millions)		Packaging	Paper	Corporate OH / Elims	Total
As reported:
Net sales	$3,015.5	$1,160.6	$1,390.2	$(49.4)	$2,501.4

EBIT	$401.0	$86.5	$30.1	$(31.9)	$84.7
Depreciation, amortization, & depletion	171.9	63.4	97.0	4.4	164.8

EBITDA	$572.9	$149.9	$127.1	$(27.5)	$249.5

Special items:
Plant closure charges (2)	2.0	—	—	—	—
Pension curtailment charge (3)	7.8	—	—	—	—
Restructuring costs (4)	—	1.0	—	—	1.0
St. Helens charges (5)	—	—	31.7	—	31.7
International Falls restructuring charges (6)	—	—	12.3	—	12.3
Transaction-related costs (7)	—	—	—	2.0	2.0

Total special items	9.8	1.0	44.0	2.0	47.0

EBITDA excluding special items	$582.7	$150.9	$171.1	$(25.5)	$296.5

	Combined PCA and Boise
	Packaging	Paper	Corporate OH / Elims	Total
Net Sales	$4,176.1	$1,390.2	$(49.4)	$5,516.9

EBITDA excluding special items	$806.8	$171.1	$(98.7)	$879.2

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	EBITDA and EBITDA excluding special items are non-GAAP financial measures. The effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.
(2)	Represents charges from plant closures.
(3)	Represents a curtailment charge of $7.8 million related to the Company’s hourly defined benefit plan.
(4)	Represents restructuring costs of $1.0 million related to Boise’s announced project to convert a paper machine at the DeRidder, Louisiana paper mill to produce lightweight linerboard and corrugating medium.
(5)	Represents costs of $31.7 million in connection with ceasing paper production at the one remaining paper machine at Boise’s St. Helens, Oregon paper mill which was shut down in December 2012.
(6)	Represents $12.3 million of restructuring costs to shut down two paper machines and an off-machine coater at Boise’s International Falls, Minnesota paper mill, in fourth quarter 2012
(7)	Represents transaction-related costs including expenses associated with transactions, whether consummated or not.